Exhibit 99.1

THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

	Historical	Adjustments	Pro Forma As Adjusted
	(Audited)	(Unaudited)	(Unaudited)
ASSETS
Consumer Products
Current Assets:
Cash and cash equivalents	$83,817	$(6,904)	$76,913
Accounts receivable, net	2,831,259	--	2,831,259
Inventory, net	4,885,588	--	4,885,588
Prepaid inventory	79,480	--	79,480
Other prepaid expenses	174,003	--	174,003

Total current assets	8,054,147	(6,904)	8,047,243
Property and equipment, net	5,990,003	--	5,990,003
Goodwill	506,145	--	506,145

Total Consumer Products Assets	14,550,295	(6,904)	14,543,391

Financial Services
Cash and cash equivalents	203,356	--	203,356
Interest receivable	113,854	(100,320)	13,534
Loans held for investment	8,044,940	(2,821,135)	5,223,805
Loans held for sale	15,744,681	(15,744,681)	--
Leased properties, net	6,606,281	--	6,606,281
Leased properties, net, listed for sale or under contract to be sold	6,806,178	(3,546,462)	3,259,716
Other assets	274,596	(15,811)	258,785

Total Financial Services Assets	37,793,886	(22,228,409)	15,565,477

Total Assets	$52,344,181	$(22,235,313)	$30,108,868

LIABILITIES AND SHAREHOLDERS’ EQUITY
Consumer Products
Accounts payable	$990,013	$--	$990,013
Accrued liabilities	720,644	--	720,644

Total Consumer Products Liabilities	1,710,657	--	1,710,657

Financial Services
Line of credit	22,820,000	(16,648,460)	6,171,540
Notes payable	5,135,254	(5,135,254)	--
Accrued liabilities	930,681	(22,715)	907,966
Preferred shares subject to mandatory redemption, net	16,854,775	--	16,854,775

Total Financial Services Liabilities	45,740,710	(21,806,429)	23,934,281

SHAREHOLDERS’ EQUITY
Common stock	293,441	--	293,441
Additional paid-in capital	16,604,744	--	16,604,744
Accumulated deficit	(5,279,449)	(428,884)	(5,708,333)
Treasury stock, 674,010 shares, at cost	(6,725,922)	--	(6,725,922)

Total Shareholders’ Equity	4,892,814	(428,884)	4,463,930

Total Liabilities and Shareholders’ Equity	$52,344,181	$(22,235,313)	$30,108,868

See Notes to unaudited pro forma Condensed Consolidated Financial Statements.

THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For The Year Ended December 31, 2005

	Historical	Adjustments	Pro Forma As Adjusted
	(Audited)	(Unaudited)	(Unaudited)
Consumer Products
Net sales	$14,328,082	$--	$14,328,082
Cost of goods sold	9,233,667	--	9,233,667

Gross profit	5,094,415	--	5,094,415

Operating expenses	(7,259,449)	--	(7,259,449)
Interest expense	(1,314)	--	(1,314)
Other income, net	247,635	--	247,635

Loss Before Intercompany
Charges - Consumer Products	(1,918,713)	--	(1,918,713)

Financial Services
Revenues
Interest on loans	1,717,316	(1,178,438)	538,878
Rental income	1,796,937	(462,949)	1,333,988
Gain on sale of leased properties	1,779,964	--	1,779,964
Other income	38,826	--	38,826

Total revenues	5,333,043	(1,641,387)	3,691,656

Expenses
Interest expense	1,769,736	(1,078,213)	691,523
Depreciation expense	353,613	(85,423)	268,190
Other operating expenses	1,393,565	(48,867)	1,344,698

Total expenses	3,516,914	(1,212,503)	2,304,411

Income before income taxes	1,816,129	(428,884)	1,387,245
Less: applicable income tax expense	(546,917)	--	(546,917)

Income Before Intercompany
Charges - Financial Services	1,269,212	(428,884)	840,328

Company Net Loss	(649,501)	(428,884)	(1,078,385)
Preferred stock dividends	(905,101)	--	(905,101)

Loss Available to Common Shareholders	$(1,554,602)	$(428,884)	$(1,983,486)

Basic loss per common share	$(0.42)	$(0.05)	$(0.47)

Diluted loss per common share	$(0.42)	$(0.05)	$(0.47)

Weighted average shares outstanding	3,727,589	3,727,589	3,727,589

See Notes to unaudited pro forma Condensed Consolidated Financial Statements.

THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The pro forma condensed consolidated financial statements of The Middleton Doll Company and subsidiaries (the “Company”) include the accounts of The Middleton Doll Company (the “Parent”), Bando McGlocklin Small Business Lending Corporation (“BMSBLC”), Lee Middleton Original Dolls, Inc. (“LMOD”) and License Products (“LPI”). All significant intercompany accounts and transactions have been eliminated in consolidation. The term “Company”, when used herein, refers to the Parent, BMSBLC, LMOD and LPI on a consolidated basis.

Effective January 1, 2006, BMSBLC was merged with LMOD, with LMOD as the surviving corporation.

On January 4, 2006, LMOD entered into an asset purchase agreement to sell substantially all of the loans and loan participations (previously owned by BMSBLC) to InvestorsBank. The sale of the loans and loan participations will be completed through a series of transactions beginning in January of 2006 and ending no later than June 30, 2006. The purchase price for the sale of the loans and loans participations will be the total of the principal balance of all such loans and loan participations, with an aggregate total purchase price of approximately $15.74 million, plus accrued interest. In January, the Company sold $10.67 million of loans and loan participations to InvestorsBank pursuant to the asset purchase agreement. The pro forma condensed financial information also gives effect to the assumption that the additional loan participations subject to the asset purchase agreement were sold for the aggregate purchase price of approximately $5.02 million, plus accrued interest.

On March 15, 2006 LMOD sold two additional loans to InvestorsBank outside of the asset purchase agreement for the aggregate purchase price of $2.79 million, plus accrued interest. Those two loans had a principal balance of $2.82 million as of December 31, 2005.

During the first two months of 2006, the Company sold three leased properties to the current lessees of the buildings. The net book value of the properties at the time of the sale was $3.54 million. The pro forma condensed consolidated statement of operations does not reflect the gain on the sale of leased properties of approximately $0.46 million.

The proceeds from the sale of loans, loan participations and leased properties in January, February, and March were used to reduce indebtedness under the revolving line of credit agreement and to prepay the notes payable in full. The prepayment of the $5.00 million note payable required a prepayment penalty of $0.29 million which was not reflected in the pro forma condensed consolidated statement of operations. Proceeds from future sales of loans, loan participations and leased properties will be used to reduce indebtedness under the revolving line of credit agreement.

The pro forma financial data do not purport to project results of operations for the current year or for any future period. The pro forma financial data are based upon, and should be read in connection with, the latest audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.